UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2012

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54372	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

National Distribution Portfolio

On December 5, 2012, Industrial Income Trust Inc. (the “Company”), through one of its wholly-owned subsidiaries, acquired a 100% fee interest in 12 industrial buildings aggregating approximately 3.7 million square feet on 197.6 acres (collectively referred to as the “National Distribution Portfolio”). The buildings are located in the markets of Atlanta, Georgia; Chicago, Illinois; Fort Lauderdale, Florida; and Memphis, Tennessee. The seller, Industrial Property Fund VI, LLC, is not affiliated with the Company or its affiliates. The National Distribution Portfolio is 94% leased to 20 customers with an average remaining lease term (based on square feet) of 5.4 years. Two customers in the National Distribution Portfolio individually lease more than 10% of the rentable area of the National Distribution Portfolio, as described below:

•

Flextronics Logistics, USA, Inc. (“Flextronics Logistics”), a distribution, fulfillment, and logistics company for electronic products, leases approximately 0.4 million square feet, or approximately 12% of the portfolio’s rentable area, under a lease that expires in October 2015, with no options to extend. The annual base rent under the lease is currently approximately $1.3 million and is subject to rent escalations of approximately 2% every year beginning in November 2013. Flextronics Logistics has a one-time option to terminate the lease, which expires on February 28, 2013. If Flextronics Logistics elects to terminate pursuant to this option, it will be required to pay the Company a termination payment of approximately $2.5 million.

•

Priority Fulfillment Services, Inc., an e-commerce and business process outsourcing company, leases approximately 0.4 million square feet, or approximately 12% of the portfolio’s rentable area, under a lease that expires in April 2015 with one option to extend the lease for a period of three years. The annual base rent under the lease is currently $1.2 million and is not subject to any rent escalations.

The total aggregate purchase price was approximately $180.0 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The Company estimates that the purchase price capitalization rate is approximately 6.5%. Pursuant to the terms of the third amended and restated advisory agreement, dated as of February 21, 2012, by and among the Company, Industrial Income Operating Partnership LP, and Industrial Income Advisors LLC (the “Advisor”), the Company paid an acquisition fee to the Advisor of approximately $1.8 million, equal to 1.0% of the purchase price of this transaction. The Company funded the acquisition using proceeds from its public offering.

The National Distribution Portfolio will be managed by Industrial Developments International, Inc.

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. With respect to the acquisition described in this Current Report on Form 8-K, the registrant hereby undertakes to file any financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than February 20, 2013.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the lease terms) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, risks associated with those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended or supplemented by the Company’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or our investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

December 11, 2012	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer